STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

DYNASIL CORPORATION OF AMERICA, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of DYNASIL CORPORATION OF AMERICA a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for consideration thereof at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said
Article shall be and read as follows:

FOURTH: The total number of shares of stock which this corporation is authorized to issue consists of an.
aggregate of 55,000,000 shares, consisting of two classes, as follows: One class of stock shall be 40,000,000 authorized shares of Common Stock, par value $0.0005 per share. The other class of stock shall be 15,000,000 authorized shares of Preferred
Stock, par value $0.001 per share. The Preferred
Stock, or any series thereof shall have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be expressed in the certificate of incorporation or of any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside the certificate of incorporation or of any amendment thereto, or in the resolution or resolution of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the certificate of incorporation or in the resolution or resolutions providing for the issuance of such stock by the board of directors. As used herein, the term "facts" includes, but is not limited to, the occurrence of any event, including a determination or action by any person or body, including the corporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of February, 2009.

DYNASIL CORPORATION OF AMERICA


By /s/ Gerald Chalphin
Gerald Chalphin
Assistant Secretary



-2-